AMENDMENT


     AMENDMENT to the Bylaws of WALLSTREET RACING STABLES, INC., a corporation organized and existing under the laws of the State of Colorado, adopted this 1st. day of June, 1996.

     Article III, Section 1 is hereby amended to read in its entirety as follows:

     Section 1. Number. The property, affairs and business of the Corporation shall be managed by a Board of Directors of not less than three (3) persons as shall be fixed by the Board of Directors. Except as hereinafter provided, Directors shall be elected at the Annual Meeting of Shareholders and each Director shall serve until the next Annual Meeting of Shareholders or his resignation or removal and until his successor shall be elected and qualified.

     Section 1.1    Classes of Directors.    The Board of
Directors shall be divided into three classes; Class I, Class II and Class III. Classes I and II shall consist of two members and Class III shall consist of one member. Those persons elected to serve in Class I shall serve a term which shall expire at the first Annual Meeting of Shareholders after their election or their resignation or removal and until such time as their successor shall be duly elected and qualified. Those persons elected to serve in Class II shall serve a term which shall expire at the second Annual Meeting of Shareholders after their election or their resignation or removal and until such time as their successor shall be duly elected and qualified. The individual elected to serve in Class III shall serve a term which shall expire at the third Annual Meeting of Shareholder after his/her election or resignation or removal and until such time as his/her successor shall have been duly elected and qualified.

With the foregoing exception, the remaining provisions of the Bylaws of the Corporation shall remain in full force and effect.

     IN WITNESS WHEREOF, I have fixed my signature and the seal of the Corporation this 1st. day of June, 1996.





                              /s/ Bill M. Conrad
                              -----------------------------
                                  Secretary